EXHIBIT 4.3



                         HEADS OF AGREEMENT BY AND AMONG



                               HALO RESOURCES LTD.

                                       AND

                             WORLDEN RESOURCES INC.

                                      DATED

                               NOVEMBER 12, 2004.








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                           HEADS OF AGREEMENT ("HOA")

                                     BETWEEN

                               HALO RESOURCES LTD.
                         1305 - 1090 West Georgia Street
                              Vancouver, BC V6E 3V7
                                     Canada

                                       AND

                             WOLFDEN RESOURCES INC.
                         309 Court Street South, Unit 1
                          Thunder Bay, Ontario P7B 2Y1
                                     Canada

RE:      OPTION TO EARN A 50% INTEREST OF THE BATCHELOR LAKE PROPERTY IN QUEBEC,
         CANADA


This HOA sets out the terms and conditions whereby Wolfden Resources Inc. ("WOLFDEN") will transfer, assign, convey and set over to Halo Resources Ltd. ("HALO"), and HALO will accept and assume and agrees to be bound by and observe and perform, all of the rights, benefits, liabilities and obligations of WOLFDEN under and pursuant to an option agreement between WOLFDEN and Geonova Explorations Inc. ("GEONOVA") dated April 24, 2003 (the "Option Agreement"). The Option Agreement provides, among other things, that WOLFDEN has the right to acquire a 50% undivided legal and beneficial interest in and to certain exploration and mining concessions located in Lesueur Township of the Abitibi region of Quebec, Canada known as the Batchelor Lake Property (the "Property"), as listed in the attached Schedule A and accompanying map, by performing $3 million in exploration work on the Property and making certain payments to GEONOVA, in accordance with the terms of the Option Agreement (the "Option"). The general terms and conditions of this HOA are as follows:

     1.  WOLFDEN represents and warrants that:

            (a) the Option Agreement has been duly executed and delivered by each of WOLFDEN and GEONOVA, is in good standing and constitutes legal, valid and binding obligations of WOLFDEN AND GEONOVA enforceable against each of them in accordance with its terms;

            (b) it has performed all of its obligations required to be performed to date by it under the Option Agreement and that no party to the Option Agreement is in default under or in breach of, any provision of the Option Agreement;

            (c) the Option Agreement has been duly registered or recorded against title to the Properties and it has the right to assign the Option Agreement and all of its rights, benefits, liabilities and obligations thereunder to HALO;

            (d) upon the exercise of the option, the holder of the option will be entitled to a 50% legal and beneficial interest in and to the Property;



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            (e)   GEONOVA is the 100% legal and  beneficial  owner of its right, title and interest in and to the mining claims and mining concessions that comprise the Property and has good and marketable title thereto; and

            (f)   there  are  no  significant  (over  $5,000)   outstanding  tax
                  liabilities on the Property.

     2. Subject to the terms and conditions of this HOA, WOLFDEN and HALO shall negotiate in good faith to settle and execute a formal agreement on the terms set out in this HOA (the "Definitive Agreement") and otherwise on mutually acceptable terms and conditions as expeditiously as possible whereby WOLFDEN will transfer, assign, convey and set over to HALO, and HALO will accept and assume and agrees to be bound by and observe and perform, all of the rights, benefits, liabilities and obligations of WOLFDEN under and pursuant to the Option Agreement. For greater certainty, the Definitive Agreement shall contain the representations and warranties contained in Section 1 of this HOA and such terms, conditions, representations, warranties, covenants and indemnities as are customary in transactions involving the assignment and assumption of an option to acquire an interest in mining properties.

     3. WOLFDEN shall be responsible for and continue to perform all of its obligations under the Option Agreement, including its expenditure and payment obligations under Section 1.1 of the Option Agreement, until the date on which WOLFDEN and HALO enter into Definitive Agreement (the "Effective Date"); provided that all amounts expended by WOLFDEN under and pursuant to Section 1.1 of the Option Agreement from the date of this HOA until the Effective Date (the "Interim Period Expenditures") shall be reimbursed and paid by HALO to WOLFDEN within 60 days of the Effective Date, less the amount of any flow-through tax credits that WOLFDEN is entitled to in respect of the Interim Period Expenditures. HALO agrees to assume the expenditure and payment obligations WOLFDEN currently has under the Option Agreement by making cash payments to the third parties in the amounts described in Schedule B attached (the "Option Payments"). A copy of the Option Agreement is attached hereto as Schedule C.

     4. HALO acknowledges that GEONOVA is currently in the process of negotiating the transfer, assignment, conveyance and/or sale of the Property and the Option Agreement to Metanor Resources Inc. ("METANOR"). Upon the completion of this transaction, WOLFDEN will use commercially reasonable efforts to provide HALO with evidence indicating that all of GEONOVA's rights, title and interests in and to the Property have been transferred, assigned, conveyed and sold to METANOR and that the Option Agreement and all of GEONOVA's rights and obligations thereunder have been transferred and assigned to METANOR.

     5. In consideration of WOLFDEN entering into and delivering the Definitive Agreement, HALO shall:

         (a) issue to WOLFDEN on the Effective Date 800,000 units of HALO, each of which unit entitles the holder thereof to 1 common share in the capital of HALO and 1/2 common share purchase warrant. Each whole common share purchase warrant entitles the holder thereof to purchase an additional common share of HALO at a price of $1.50 per share during the period commencing on the Effective Date and ending at the close of business on, the date which is 2 years from the Effective Date; and



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         (b)      pay to WOLFDEN on the Effective Date $1,250,000.


     6. On the Effective Date, WOLFDEN and HALO will enter into a net smelter returns royalty agreement (the "Royalty Agreement") on terms mutually satisfactory to both parties, pursuant to which HALO will issue and grant to WOLFDEN a 0.5% net smelter returns royalty calculated and payable in accordance with Schedule D attached (the "NSR") on HALO's share of any gold and silver production from the Property following commencement of commercial production, with the price of gold being determined on the basis of the monthly average price of gold, calculated by dividing the sum of all London Bullion Market Association P.M. Gold Fix prices reported for the calendar month in question by the number of days for which such prices were quoted, and for silver on the basis of the monthly average price of silver, calculated by dividing the sum of all London Bullion Market Association prices for silver reported for the calendar month in question by the number of days for which such prices were quoted. All royalty payments will be paid in cash only. Notwithstanding this Section 6, if HALO is the operator or manager or the Property, HALO will be under no obligation whatsoever to place the Property into commercial production, and if the Property is placed into commercial production by HALO, HALO will have the right at any time to curtail, suspend or terminate such commercial production as HALO in its sole discretion deems advisable.

     7.  Bonus Payments:

         (a) If HALO exercises the Option in accordance with the terms of the Option Agreement, as a bonus payment, HALO shall issue to WOLFDEN 400,000 common shares in the capital of HALO promptly upon the exercise of the Option.

         (b) If project financing is arranged for commercial production of the Property and the Property goes into production, as a bonus payment, HALO will issue to WOLFDEN $250,000 and 250,000 fully paid common shares in the capital of HALO after 50,000 ounces of gold or gold equivalent have been produced from the Property, 25,000 of which ounces have been credited to HALO's account.

     8. WOLFDEN will provide to HALO copies of all records and data respecting the Property and all reports prepared by or for WOLFDEN in respect to the Property as soon as possible following the execution of this HOA and HALO will keep all such information confidential and not disclose it or use it in any manner contrary to the intent of this HOA without the prior written consent of WOLFDEN.

     9. All shares, warrants, units and other securities issued or to be issued by HALO to WOLFDEN under and pursuant to this HOA (the "Halo Securities") shall be subject to all applicable hold periods required by applicable securities laws and the TSX Venture Exchange. In addition to such hold periods, WOLFDEN hereby agrees that it will enter into an agreement with HALO as at the Effective Date (the "Lock-Up Agreement") whereby WOLFDEN will agree to not sell any Halo Securities issued to it from and after the Effective Date for a period of one (1) year from the date on which any such Halo Securities are issued to it.



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     10. Conditions to the completion of the transactions  contemplated by this
         HOA shall include:

         (a) HALO being completely satisfied, in its sole discretion, with its due diligence undertaken with respect to the Option Agreement and the Property;

         (b) all regulatory and third party consents or approvals being received, including those of the TSX Venture Exchange and GEONOVA or METANOR, as the case may be;

         (c) there being no material adverse changes in or to the Option Agreement or the Property;

         (d) completion by HALO of an equity financing of $7 million, on terms and conditions satisfactory to HALO; and

         (e)      execution of all requisite definitive agreements.

     11. The terms of this HOA, including the terms of the transactions contemplated hereby and the fact that HALO and WOLFDEN are pursuing the proposed transactions contemplated herein are confidential and neither HALO nor WOLFDEN shall disclose any such information to any person or entity without the prior written consent of the other. Notwithstanding the foregoing and for greater certainty, no public announcement of the existence of this HOA or the transactions contemplated hereby shall be made by either party unless the timing and content thereof have been agreed upon by both parties, acting reasonably, except as may otherwise be required by applicable law, rule or regulation.

     12. HALO and WOLFDEN agree that all out-of-pocket expenses and disbursements incurred in connection with this HOA and the transactions contemplated herein, including fees and expenses relating to legal, tax, accounting matters and financial advisor fees, will be paid by the party incurring such expenses.

     13. This HOA, the Definitive Agreement, the Royalty Agreement, the Lock-Up Agreement and any other agreement or instrument contemplated by this HOA shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.


TERMS AGREED AND ACCEPTED THIS 12TH DAY OF NOVEMBER, 2004

HALO RESOURCES LTD.                          WOLFDEN RESOURCES INC.

Per:                                         Per:

    /s/ Marc Cernovitch                           /s/ John Cook
    ------------------------------                ------------------------------
    Authorized Signatory                          Authorized Signatory
    Marc Cernovitch, VP.Corp. Dev.

                                                  /s/ J. Seaman, CFO
                                                  ------------------------------
                                                  Authorized Signatory


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SCHEDULE A

                                 "THE PROPERTY"



                      CLAIMS MAP OF BACHELOR LAKE PROPERTY





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                                   SCHEDULE B

                               "OPTION AGREEMENT"



                             ASSIGNMENT OF ROYALTIES

                            AS OF SEPTEMBER 21, 2001

                               CED-OR CORPORATION

                                       AND

                           CONCOPPER ENTERPRISES INC,

                                       AND

                            GEONOVA EXPLORATIONS INC.






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                                   SCHEDULE C
                           NET SMELTER RETURNS ROYALTY


1.       INTERPRETATION

Where used herein:

         (a) "Agreement" means the agreement to which this schedule is attached, including any amendments thereto or renewals or extensions thereof.

         (b) "The Property" means those mining Properties described in Schedule "A" of the Agreement.

         (c) "Fiscal Period" means each calendar year or other period of 12 consecutive months adopted by HALO for tax purchases during the term of the Agreement.

         (d) "Royalty Interest" means the 0.5% Net Smelter Returns which may become payable by HALO to WOLFDEN under the Agreement.

2.       NET SMELTER RETURNS

"Net Smelter Returns" shall mean the gross proceeds payable to WOLFDEN from the sale or other disposition of ores, metals (metals shall include bullion, precious metals and other than precious metals) or concentrates produced from The Property and sold by HALO, less the following expenses if actually incurred by HALO:

2.1. Taxes specifically based on mining production, but excluding any and all taxes (a) based upon the net or gross income of HALO or other operator of "The Property" and (b) based upon the value of The Property, the privilege of doing business and other similarly based taxes; and

2.2. Charges and costs, if any, for transportation and insurance of ores, metals (metals shall include bullion, precious metals and other than precious metals) or concentrates produced from The Property to any mint, smelter, or refinery.

2.3. Charges, costs (including assaying and sampling costs) and all penalties, if any, charged by a smelter or refiner of ores, metals (metals shall include bullion, precious metals and other than precious metals) or concentrates produced from The Property.


3.       PAYMENT

         (a) The Royalty Interest shall be paid on a quarterly basis within 45 days after the end of each fiscal quarter in respect of the actual proceeds received in such fiscal quarter.

         (b) Each payment under subsection 3(a) shall be accompanied by a statement indicating the calculation of Net Smelter Return Royalty hereunder. WOLFDEN shall be entitled to audit, during normal business hours, such books and records as are necessary to determine the correctness of the payment of the Royalty Interest, provided however, that such audit shall be made only on an annual basis and within 12 months of the end of the Fiscal Period in respect of which such audit is made.

         (c) Payment of the Royalty Interest shall be made to WOLFDEN at such place or places as it shall advise HALO from time to time.



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